Exhibit 5

                             CAHILL GORDON & REINDEL
                               Eighty Pine Street
                            New York, New York 10005





                                         April 19, 1996


Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey  08830

Dear Sirs:

          We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 375,000 shares of Common Stock, $1.00 par value (the "Common Stock"), of Engelhard Corporation, a Delaware corporation (the "Com- pany") which are issuable pursuant to stock options (each, an "Option") granted and to be granted pursuant to the Company's Directors Stock Option Plan (the "Plan").

          We advise you that, in our opinion, upon the issuance of Common Stock pursuant to an Option in accordance with the terms of the Plan, and in each case upon payment to the Company of any price for such Common Stock in accordance with the terms of the Plan, the shares of the Common Stock so issued will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the aforesaid Registration Statement.

                                          Very truly yours,

                                          /s/ Cahill Gordon & Reindel